Exhibit 99.1

SUNEDISON AND TERRAFORM POWER CLOSE ACQUISITION OF FIRST WIND

MARYLAND HEIGHTS, MO and BETHESDA, MD, Jan. 29, 2015 – SunEdison, Inc. (NYSE:SUNE), the world’s largest renewable energy developer, and TerraForm Power, Inc. (Nasdaq:TERP), a global owner and operator of clean energy power plants, today announced that they have completed their previously announced acquisition of First Wind Holdings, LLC.

In the transaction, TerraForm Power purchased 500 MW of operating wind power plants and 21 MW of operating solar power plants from First Wind. The portfolio has an average counterparty credit rating of A- and brings the weighted average remaining PPA life to 16 years for the entire TerraForm fleet. The portfolio is expected to add $73 million of cash available for distribution (CAFD) in 2015. TerraForm Power reiterates its 2015 guidance of $214 million of CAFD and dividends of $1.30 per share.

SunEdison purchased the equity interests of First Wind and certain of its subsidiaries, thereby acquiring a leading wind development and asset management platform. The acquisition provides SunEdison with an additional 8 GW of development-stage projects, of which 1.0 GW consists of PTC-eligible wind project pipeline and backlog, and 0.6 GW of solar project pipeline and backlog. Since the acquisition announcement, SunEdison has secured wind turbines that increase the number of PTC-eligible wind projects from 1.0 GW to 2.6 GW.

At the time of the acquisition announcement, SunEdison raised its 2015 installation guidance by 29% to 2.1-2.3 GW, and raised its 2016 installation outlook to 2.8-3.0 GW. The visibility provided by First Wind’s 8 GW of projects will continue to drive the growth of both SunEdison and TerraForm.

“With the acquisition of First Wind, SunEdison becomes the leading renewable energy developer in the world,” said Ahmad Chatila, President and Chief Executive Officer of SunEdison. “This acquisition enhances SunEdison’s global offering and adds a talented wind development and asset management team. By combining SunEdison’s leading solar development platform with First Wind’s platform, SunEdison is well positioned to drive significant growth in global renewable energy markets, and deliver immediate shareholder value.”

“This transformative transaction increases our scale and further establishes TerraForm Power’s leadership in renewable energy. It diversifies our portfolio to include contracted wind assets, increases our drop down inventory by 93% to 3.3 GW, and demonstrates our ability to acquire large high-quality, long-term, contracted portfolios from third parties,” said Carlos Domenech, President and Chief Executive Officer of TerraForm Power. “Backed by SunEdison and First Wind’s development and service capabilities, we are well positioned to execute on our growth trajectory while creating significant value for investors.”

About SunEdison

SunEdison is the world’s largest renewable energy development company and is transforming the way energy is generated, distributed, and owned around the globe. The company manufactures solar technology and develops, finances, installs, owns and operates wind and solar power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides asset management, operations and maintenance, monitoring and reporting services for its renewable energy customers around the world. Corporate headquarters are in the United States, with additional offices around the world. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.” To learn more visit www.sunedison.com.

About TerraForm Power

TerraForm Power (Nasdaq: TERP) is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: http://www.terraform.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including the amount of CAFD expected to be added and the expected future CAFD and dividends of TerraForm Power, and the expected future installations by SunEdison, and typically can be identified by the use of words such as “expect,” “estimate,” “guidance,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although SunEdison and TerraForm Power believe that their expectations and assumptions are reasonable, they can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others: the failure of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects under development or construction; TerraForm Power, Inc.’s ability to successfully identify, evaluate and consummate acquisitions from SunEdison, Inc. or third parties; government regulation; operating and financial restrictions under agreements governing indebtedness; SunEdison and TerraForm Power’s ability to borrow additional funds and access capital markets; SunEdison and TerraForm Power’s ability to compete against traditional and renewable energy companies; and hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages. Furthermore, any dividends are subject to available capital, market conditions and compliance with associated laws and regulations.

SunEdison and TerraForm Power undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause SunEdison and TerraForm Power’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect SunEdison and TerraForm Power’s future results included in SunEdison and TerraForm Power’s filings with the Securities and Exchange Commission at www.sec.gov.

TerraForm Power Contact Information

Media:

Bruce Dunbar

Finsbury for TerraForm Power

bruce.dunbar@finsbury.com

+1 (646) 805-2070

Investors/Analysts:

Brett Prior

TerraForm Power

bprior@terraform.com

+1 (650) 889-8628

SunEdison Contact Information

Media:

Tory Carroll

Grayling for SunEdison

SunEdison@grayling.com

+1 (619) 269-9518

Investors/Analysts:

R. Phelps Morris

SunEdison

pmorris@sunedison.com

+1 (314) 770-7325